As filed with the Securities and Exchange Commission on June 24, 2009
     Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
Form F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Duoyuan Global Water Inc.
(Exact Name of Registrant as Specified in Its Charter)
Not Applicable
(Translation of Registrant’s Name Into English)

British Virgin Islands (State or Other Jurisdiction of Incorporation Or organization)	3550 (Primary Standard Industrial Classification Code Number)	Not Applicable (IRS Employer Identification No.)
Duoyuan Global Water Inc.
No. 3 Jinyuan Road
Daxing Industrial Development Zone
Beijing 102600, People’s Republic of China
Tel: +8610-6021-2222
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal
Executive Offices)
C T Corporation System
111 Eighth Avenue
New York, New York 10011
Tel: (212) 894-8641
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)
Copies to:

Man Chiu Lee, Esq. Arthur C. Mok, Esq. Hogan & Hartson LLP Two Pacific Place, Suite 2101 88 Queensway Hong Kong SAR, People’s Republic of China Tel: +852-2151-5858	Kurt J. Berney, Esq. O’Melveny & Myers LLP Plaza 66, 37th Floor 1266 Nanjing Road West Shanghai 200040, People’s Republic of China Tel: +8621-2307-7000
Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☑     Registration Statement No. 333-159651.
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering. ☐
The Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) under the Securities Act of 1933, as amended.
CALCULATION OF REGISTRATION FEE

	Proposed Maximum
	Aggregate Offering
Title of Each Class of Securities to be Registered	Price(1)(2)(3)	Amount of Registration Fee
Ordinary shares, par value $0.000033 per share(4)	9,200,000	$514

(1)	Pursuant to Rule 462(b) under the Securities Act of 1933, as amended, the amount of securities being registered hereunder represents no more than 20% of the securities initially registered pursuant to Registration Statement No. 333-159691. A total of $86,250,000 of securities were registered under Registration Statement No. 333-159691. In no event will the aggregate maximum offering price of all securities issued by the registrant pursuant to this Registration Statement and Registration Statement No. 333-159691 exceed $103,500,000.

(2)	Includes 75,000 American depositary shares represented by 150,000 ordinary shares that may be purchased by the underwriters to cover over-allotments, if any. Also includes ordinary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of the distribution or within 40 days after the later of the effective date of this registration statement and the date the securities are first bona fide offered to the public. These ordinary shares are not being registered for purposes of sales outside the United States.

(3)	Estimated solely for the purpose of computing the amount of the registration fee, in accordance with Rule 457(a) promulgated under the Securities Act of 1933, as amended.

(4)	American depositary shares evidenced by American depositary receipts issuable upon deposit of the ordinary shares registered hereby are being registered pursuant to a separate registration statement on Form F-6 (Registration No. 333- 159920). Each American depositary share represents two ordinary shares.

SIGNATURES
EXHIBIT INDEX

EXPLANATORY NOTE
     This Registration Statement is being filed pursuant to Rule 462(b) and General Instruction V to Form F-1, both promulgated under the Securities Act of 1933, as amended. The contents of the Registration Statement on Form F-1 (File No. 333-159691) filed by Duoyuan Global Water Inc. (the “Company”) filed with the Securities and Exchange Commission (the “Commission”) on June 1, 2009, as amended, which was declared effective at 9:00 am Eastern Daylight Time on June 24, 2009, including all amendments, supplements and exhibits thereto and each of the documents filed by the Company with the Commission and incorporated or deemed to be incorporated herein, are incorporated herein by reference.
     The required opinions and consents are listed on an Exhibit Index attached hereto and field herewith.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York, United States of America, on this 24th day of June, 2009.
DUOYUAN GLOBAL WATER INC.
/s/ Wenhua Guo
Wenhua Guo
Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Wenhua Guo Wenhua Guo	Director and Chief Executive Officer (Principal Executive Officer)	June 24, 2009
/s/ Stephen C. Park Stephen C. Park	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 24, 2009
* Christopher P. Holbert	Director	June 24, 2009
* Joan M. Larrea	Director	June 24, 2009
* Thomas S. Rooney, Jr.	Director	June 24, 2009
* Yuefeng Yu	Director	June 24, 2009
* Name: Donald J. Puglisi Title: Managing Director Puglisi & Associates	Authorized Representative in the United States	June 24, 2009
*By: /s/ Wenhua Guo Wenhua Guo Attorney-in-Fact

EXHIBIT INDEX

5.1	Opinion of Maples and Calder regarding the validity of the ordinary shares to be registered

23.1	Consent of Grant Thornton, Independent Registered Public Accounting Firm

23.2	Consent of Maples and Calder (included in Exhibit 5.1)

24.1	Power of Attorney (included in the signature page to Registration Statement No. 333-159651)

Exhibit 5.1

Our ref	BNM\GAB/999999/8171309v2
Direct tel	+852 2971 3004
Email	barry.mitchell@maplesandcalder.com
Duoyuan Global Water Inc.
No. 3 Jinyuan Road
Daxing Industrial Development Zone
Beijing 102600
People’s Republic of China
24 June 2009
Dear Sirs
Duoyuan Global Water Inc.
We have acted as counsel as to British Virgin Islands law to Duoyuan Global Water Inc. (the “Company”) in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), originally filed on 1 June 2009 with the Securities and Exchange Commission under the Securities Act of 1933, as amended to date, relating to the public offer and sale by the Company of certain American Depositary Shares representing the Company’s ordinary shares of par value of US$0.000033 each (the “IPO Ordinary Shares”). We are furnishing this opinion as Exhibit 5.1 to the Registration Statement.

1	Documents Reviewed
For the purpose of this opinion, we have reviewed originals, copies, drafts or conformed copies of the following documents:
1.1	the written resolutions of the board of directors of the Company dated 25 April 2008 and 1 June 2009 and 24 June 2009, and the written resolutions of the shareholders of the Company dated 1 June 2009 (the “Resolutions”);

1.2	a certificate of incumbency dated 22 June 2009, issued by Offshore Incorporations Limited, the Company’s registered agent, a copy of which is attached as Annexure A (the “Registered Agent’s Certificate”);

1.3	the public records of the Company on file and available for public inspection at the Registry of Corporate Affairs in the British Virgin Islands (the “Registry of Corporate Affairs”) on 23 June 2009 including:
(a)	the Company’s Certificate of Incorporation dated 21 June 2007; and

(b)	the Company’s Memorandum and Articles of Association;
1.4	the records of proceedings on file with and available for inspection on 23 June 2009 at the British Virgin Islands High Court Registry (the “High Court Registry”);

1.5	a certificate from a director of the Company addressed to this firm dated 24 June 2009, a copy of which is annexed hereto as Annexure B (the “Director’s Certificate”); and

1.6	the Registration Statement.

2	Assumptions
Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion. The following opinions are given only as to, and based on, circumstances and matters of fact existing at the date hereof and of which we are aware consequent upon the instructions we have received in relation to the matter the subject of this opinion and as to the laws of the British Virgin Islands as the same are in force at the date hereof. In giving this opinion, we have relied upon the completeness and accuracy (and assumed the continuing completeness and accuracy as at the date hereof) of the Registered Agent’s Certificate and the Director’s Certificate, as to matters of fact, without further verification and have relied upon the following assumptions, which we have not independently verified:
2.1	copy documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals;

2.2	all signatures, initials and seals are genuine;

2.3	that all public records of the Company which we have examined are accurate and that the information disclosed by the searches which we conducted against the Company at the Registry of Corporate Affairs and the High Court Registry is true and complete and that such information has not since then been altered and that such searches did not fail to disclose any information which had been delivered for registration but did not appear on the public records at the date of our searches;

2.4	there is no contractual or other prohibition (other than as may arise by virtue of the laws of the British Virgin Islands) binding on the Company or on any other party prohibiting it from entering into and performing its obligations.

3	Opinions
We are qualified to advise as to matters of the British Virgin Islands law only, the following opinions are given only as to matters of such laws which are in force on the date of this opinion.
Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:
3.1	the Company is a limited liability company registered under the BVI Business Companies Act, 2004 and is validly existing under the laws of the British Virgin Islands;

3.2	the Company is authorised to issue a maximum of 1,500,000,000 ordinary shares with a par value of US$0.000033; and

3.3	the issue of the IPO Ordinary Shares has been duly authorised. When issued, allotted and paid for as contemplated in the Registration Statement and when details of the issue are entered into the Company’s register of members, the IPO Ordinary Shares will be legally issued and allotted, fully paid and non-assessable.

4	Qualifications
Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in the Registration Statement or otherwise with respect to the commercial terms of the transactions the subject of this opinion.
We hereby consent to the use of this opinion in, and the filing hereof as an Exhibit to, the Registration Statement and further consent to the reference of our name under the headings of “Taxation”, “Enforceability of Civil Liabilities” and “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder.
Yours faithfully
/s/ Maples and Calder
Maples and Calder

Annexure A
Registered Agent’s Certificate

Annexure B
Director’s Certificate

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated March 3, 2009, except for Note 20, as to which the date is June 1, 2009, accompanying the consolidated and combined and consolidated financial statements contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton
GRANT THORNTON

Hong Kong June 24, 2009